Exhibit 99.1

Foundation Medicine Announces 2015 Fourth Quarter and Year-End Results, Recent Highlights and 2016 Outlook

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 23, 2016--Foundation Medicine (NASDAQ: FMI) today reported financial and operational results for the fourth quarter and year ended December 31, 2015. Highlights for the quarter and year included:

  Fourth quarter revenue of $26.1 million, 39% year-over-year growth;
  8,286 clinical tests reported in the fourth quarter, 15% year-over-year growth;
  Full year 2015 revenue of $93.2 million, 53% year-over-year growth;
  32,998 clinical tests reported in 2015, 36% year-over-year growth;
  Improving patient access to comprehensive genomic profiling by signing a national agreement with United Healthcare for FoundationOne® in metastatic non-small cell lung cancer. Additionally, Palmetto GBA, a Medicare Administrative Contractor (MAC), announced a final local coverage determination for comprehensive genomic profiling in a subset of patients with non-small cell lung cancer;
  Broadening molecular information solutions with the addition of PatientMatchTM, GeneKitTM and SmartTrialsTM; and,
  Expanding FoundationCORE™ molecular information knowledgebase to more than 68,000 cases.

The company reported total revenue of $26.1 million in the fourth quarter of 2015, compared to $18.7 million in the fourth quarter of 2014. Revenue from clinical testing in the fourth quarter of 2015 was $12.0 million, compared to $10.3 million in the fourth quarter of 2014. Total revenue for the year ended December 31, 2015 was $93.2 million, compared to $61.1 million in 2014.

The company reported 8,286 clinical tests, which includes 7,382 FoundationOne® tests and 904 FoundationOne Heme tests, in the fourth quarter of 2015, a 15% increase from the total reported clinical tests in fourth quarter of 2014. An additional 3,104 tests were reported to pharmaceutical partners in the fourth quarter of 2015. The company reported 32,998 clinical tests, which includes 29,076 FoundationOne tests and 3,922 FoundationOne Heme tests, for the full year 2015, a 36% increase compared to the total reported clinical tests in 2014.

Revenue from pharmaceutical partners was $14.1 million in the fourth quarter, representing a 68% increase from the same period in 2014 and a 20% increase from the third quarter of 2015. For the full year, revenue from pharmaceutical partners was $44.0 million, an 80% increase from the $24.4 million in 2014. These increases in revenue from pharmaceutical partners highlight the company’s leading and broadening role within targeted oncology drug development.

“In 2015, Foundation Medicine made continued progress across the oncology ecosystem by delivering valuable insights from our molecular information platform to clinicians, payers and biopharmaceutical companies,” stated Michael J. Pellini, M.D., chief executive officer of Foundation Medicine. “As we look ahead to 2016, we are poised for continued growth and expect to drive value both near and long term through product innovation, commercial execution and further integration of our molecular information platform to enable precision medicine.”

The company's cancer knowledgebase, FoundationCORE, grew to more than 68,000 clinical cases. FoundationCORE is a unique asset and critical component of the value that Foundation Medicine delivers to its biopharmaceutical and physician customers.

Total operating expenses for the fourth quarter of 2015 were approximately $34.0 million compared with $25.1 million for the fourth quarter of 2014. For the full year, operating expenses were $143.5 million, compared to $86.9 million in 2014. Net loss was $19.0 million in the fourth quarter of 2015, or a $0.55 loss per share, and net loss for the full year was $89.6 million, or a $2.73 loss per share. At December 31, 2015, the company held approximately $232.3 million in cash, cash equivalents and marketable securities.

Recent Highlights:

  Initiated a prospective clinical study with Horizon Healthcare Services and Clinical Outcomes Tracking Analysis (COTA) to measure changes in survival benefit and total cost savings achieved among patients with previously untreated metastatic non-small cell lung cancer who undergo comprehensive genomic profiling with FoundationOne.
  Announced a collaboration agreement with Mirati Therapeutics to develop a companion diagnostic test using the FoundationOne platform for Mirati’s kinase inhibitor, glesatinib.
  Launched a circulating tumor DNA (ctDNA) assay to biopharmaceutical partners. The Company is on track to launch its ctDNA assay, FoundationACT™, to its clinical customers during the first quarter of 2016.
  Throughout the fourth quarter, the Company presented clinical data at seven medical conferences, including four podium presentations and 20 posters, to further support its commercial and reimbursement strategies.

2016 Outlook

  The company expects 2016 revenue will be in the range of $110 to $120 million.
  The company expects to deliver between 37,000 and 40,000 FoundationOne and FoundationOne Heme clinical tests in 2016.
  The company expects operating expenses will be in the range of $175 and $185 million.
  The company plans to expand its offering of molecular information products with the commercial launch of its ctDNA assay in the first quarter 2016.
  The company expects to expand upon reimbursement progress made in 2015 and drive additional coverage decisions.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, February 23rd at 4:30 p.m. Eastern Time to discuss its financial performance for the fourth quarter and year ended December 31, 2015 and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 43868145. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company's website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company's website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient's unique cancer. The company's clinical assays, FoundationOne® for solid tumors and FoundationOne® Heme for hematologic malignancies and sarcomas, provide a comprehensive genomic profile to identify the molecular alterations in a patient's cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine's molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and PatientMatchTM, GeneKitTM, SmartTrialsTM, FoundationCORETM, and FoundationACTTM are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements for Foundation Medicine

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of our products to clinicians, payers and biopharmaceutical companies in the treatment of cancer; the number of tests to be conducted, the generation of revenue, and the incurrence of operating expenses in 2016; the timing of launching new products, including a ctDNA assay; and payer support for comprehensive genomic profiling, including coverage decisions by Medicare and third-party payers. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine's test, revenue or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the launch of a ctDNA clinical assay is delayed or discontinued; the company's expectations and beliefs regarding the future conduct and growth of Foundation Medicine's business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

FOUNDATION MEDICINE, INC. Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$26,051	$ 18,680	$ 93,203	$61,079
Costs and expenses:
Cost of revenue	11,195	8,022	39,431	27,434
Selling and marketing	12,400	8,244	49,030	28,997
General and administrative	8,804	8,976	50,614	27,302
Research and development	12,765	7,839	43,883	30,629

Total costs and expenses	45,164	33,081	182,958	114,362

Loss from operations	(19,113)	(14,401)	(89,755)	(53,283)
Other income (expense):
Interest income (expense), net	93	1	124	(42)
Other income (expense), net	—	1,103	—	1,103

Total other income (expense), net	93	1,104	124	1,061

Net loss	$(19,020)	$ (13,297)	$ (89,631)	$(52,222)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.55)	$ (0.47)	$ (2.73)	$(1.87)

Weighted-average common shares outstanding, basic and diluted	34,454,183	28,165,590	32,836,219	27,954,327

FOUNDATION MEDICINE, INC. Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$117,763	$72,080
Marketable securities	89,607	—
Accounts receivable, net	7,765	9,894
Inventory	7,992	4,809
Prepaid expenses and other current assets	6,517	2,865
Total current assets	229,644	89,648
Marketable securities	24,939	—
Property and equipment, net	41,333	21,015
Restricted cash	1,395	864
Other assets	678	411
Total assets	$297,989	$111,938

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,469	$7,263
Accrued expenses and other current liabilities	12,822	7,414
Deferred revenue	4,459	340
Current portion of deferred rent	2,146	1,429
Total current liabilities	29,896	16,446
Other non-current liabilities	10,404	9,323
Total stockholders’ equity	257,689	86,169
Total liabilities and stockholders’ equity	$297,989	$111,938

CONTACT:
Media Contact:
Dan Budwick, Pure Communications, Inc.
973-271-6085
dan@purecommunicationsinc.com
or
Investor Contact:
Kimberly Brown, 617-418-2215
ir@foundationmedicine.com
or
Matt Clawson, 949-370-8500
matt@purecommunicationsinc.com